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EXHIBIT 99.2

ADDITIONAL RISK FACTOR

Compliance with recently adopted amendments to the Fair Credit Reporting Act could result in material additional costs to us.

The Fair and Accurate Credit Transactions Act of 2003, or "FACTA," which amended the Fair Credit Reporting Act, was signed into law by the President in December 2003. This legislation, among other things, will require us on an annual basis to provide free credit reports to consumers upon request. These reports may be requested by e-mail, telephone, or mail through a centralized source which we and other nationwide credit reporting agencies must establish and support. In addition consumers will be entitled to a free credit report upon request if a report results in the consumer obtaining credit terms less favorable than those provided to a majority of the credit provider's customers. FACTA will also require us to provide credit scores on an annual basis to requesting consumers for a reasonable fee, as determined by the Federal Trade Commission, or "FTC." The FTC is in the process of preparing regulations to implement these requirements, including establishment of the centralized source to handle credit report requests and development of procedures to stagger such requests. The FTC regulations are expected to be completed by June 2004 and to become effective December 1, 2004, at which time we will be required to begin providing credit scores and free credit reports. Additional provisions of FACTA, among other things, impose requirements designed to reduce consumer identity theft, limit provision of medical information, and require reports to the FTC regarding consumer complaints. We will need to modify our procedures and systems to deal with these and similar FACTA provisions. Compliance with FACTA could result in additional expense that could have a material adverse effect on our financial condition and results of operations. We cannot predict the net impact of this legislation on our business, however, until final FTC regulations are available and we have completed the design and implementation of internal steps to lessen its impact and have evaluated possible opportunities to market fee-generating products to consumers requesting free reports.

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ADDITIONAL RISK FACTOR